Exhibit 10.7

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LICENSE AGREEMENT

BETWEEN

POLA PHARMA INC.

AND

SHUTTLE PHARMACEUTICALS, INC.

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LICENSE AGREEMENT

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EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”), effective as of the July 14, 2017 (“Effective Date”), defined below, is by and between POLA PHARMA INC., a pharmaceutical company organized and existing under the laws of Japan, with its principal office located in 8-9- 5 Nishigotanda Shinagawa-ku, Tokyo 141-0031, JAPAN, (hereinafter referred to as “POLA”), and Shuttle Pharmaceuticals, Inc., a Maryland (USA) limited liability company, having an office at 1 Research Court, Ste. 450, Rockville, MD 20850, USA (“Company”).

ARTICLE 1. PREAMBLE

1.1	A valuable invention known as “Doranidazole and/or its stereo/optical isomer(s) and other forms of Doranidazole compounds” (“Invention”), has been made by POLA employees as listed in Schedule A.

1.2	POLA is the owner of the entire right, title, and interest in the Patent Rights (as later defined herein) and has the right to grant licenses to the extent of its interest in such Patent Rights.

1.3	POLA is committed to advance the intellectual property produced at POLA for the greatest possible public benefit and believes that reasonable incentives should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

1.4	POLA and Company made and entered into a certain Exclusive Option Agreement as of the 4th of July, 2016.

1.5	POLA desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license hereunder.

1.6	Company exercises the Option and desires to acquire the exclusive right for the development and commercialization of the Invention.

1.7	Company has represented to POLA that Company shall commit itself to a thorough, vigorous, and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom.

1.8	Company desires to obtain from POLA an exclusive license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises noted above, including the mutual promises, covenants, duties, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, POLA and Company, intending to be lawfully bound, do agree as follows.

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ARTICLE 2. DEFINITIONS

As used in this Agreement, the following tenns shall have the following meanings; defined terms may be used in the singular or in plural, as sense requires.

2.1	“Accounting Records” shall have the meaning ascribed to such term in Article 11.1

2.2	“Affiliate” means any corporation or other business entity, including but not limited to a company, partnership, or joint venture that controls a Party, is controlled by a Party, or is under common control with a Party.

2.3	“API” means an active pharmaceutical ingredient used to manufacture the Licensed Product in the Licensed Territory.

2.4	“Asset Sale” shall have the meaning ascribed to such term in Article 2.40.

2.5	“Auditor” shall have the meaning ascribed to such term in Article 11.1.

2.6	“Bankruptcy” shall have the meaning ascribed to such term in Article 13.2.3.

2.7	“Business Day” means a day other than a Saturday, Sunday, federal holiday, holiday observed by POLA, or any day on which the POLA is closed.

2.8	“Claims” shall have the meaning ascribed to such term in Article 15.1.1.

2.9	“Clinical TriaJ” means a human clinical trial of a Licensed Product that satisfies the requirements of 21 C.F.R. §312.21. A Clinical Trial shall be considered commenced at the time a Licensed Product is administered to the first subject in the Clinical Trial.

2.10	“Company” means Shuttle Pharmaceuticals, Inc., unless the context in which “Company” is used herein indicates otherwise.

2.11	“Company Affiliate” means any corporation or other business entity, including but not limited to a company, partnership, or joint venture that controls Company, is controlled by Company, or is under common control with Company.

2.12	“Company Improvement” means (a) an Improvement that was invented solely by one or more Company Personnel without the use of POLA resources; or (b) an Improvement in which Company otherwise has an ownership interest, and POLA has no ownership interest or any right to an ownership interest.

2.13	“Company Personnel” means an individual who has an obligation to assign the entire right, title, and interest in any invention(s) made by that individual in the course of their employment or other engagement by Company to Company provided such obligation to assign does not conflict with any obligation to assign such inventions to POLA.

2.14	“Commercially Reasonable Efforts” means those diligent efforts consistent with the exercise of prudent scientific and business judgment that a company of a size and type similar to Company (or, if applicable, a Sublicensee) within the pharmaceutical industry would reasonably devote to a product of similar market potential or profit potential to Licensed Products and Methods, resulting from its own research efforts, based on conditions then prevailing.

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2.15	“Confidential Information” means information (including without limitation documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae and algorithms, marketing data, business planning or financial information, in hard copy fonn or in electronic form) that is not generally available to the public and that is disclosed by a Party to the other Party in connection with this Agreement, including without limitation information that: (a) is related to and results from or arises out of use of the Invention, the Improvements, or the Patent Rights, (b) is reasonably necessary for the practice of the Patent Rights or for the development or commercialization of a Licensed Product, or (c) this Agreement, the terms and conditions of this Agreement, and Progress Reports and Royalty Reports, except to the extent required to enforce the terms of this Agreement. Confidential Information of Company will be deemed such under this Agreement only if it is (a) marked “confidential” at the time of delivery. Confidential information of POLA will be deemed such under this Agreement only if it is marked ‘confidential” at the time of delivery and delivered to Company by POLA Personnel. If the Confidential Information is not in written or tangible form but identified as Confidential Infonnation when disclosed, the disclosing Party shall use reasonable efforts to summarize the information in writing and marked as “Confidential” within thirty (30) days after disclosure of the Confidential Information to the receiving Party. To the extent the receiving Party has actual knowledge that information is Confidential Information, failure to meet the marking requirements shall not affect receiving Party’s confidentiality obligations under this Agreement.

2.16	“Cover”, “Covering”, or “Covered” means, with respect to a claim within the Patent Rights, that the claim would be Infringed should a party practice the Invention defined by the claim without a license to do so (or in the case of a Patent Rights that is a patent application, would infringe a claim in such patent application if it were to issue as a patent).

2.17	“Data and Results” means all of (i) the development data and results solely obtained by POLA prior to the Effective Date, (ii) those obtained solely by Company and /or its Sublicensee(s) in the Licensed Territory after the Effective Date, (iii) those obtained jointly by POLA and Company in the Licensed Territory after the Effective Date, and (iv) those obtained solely by POLA and/or its licensee(s) other than Company outside the Licensed TetTitory after the Effective Date.

2.18	“Development Plan” means a written description of the current plan prepared and undertaken or to be undertaken by Company (as it may be updated from time to time in accordance with Article 5.6) to commercialize the Licensed Products and Licensed Methods, which is attached hereto as Schedule B, and which sets forth Company’s business plan, commercialization strategy, and research and development plans insofar as they relate to the commercialization of the Licensed Products and Licensed Methods.

2.19	“Dollars” means United States dollars.

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2:20	“Earned Royalty” shall have the meaning ascribed·to suchtenn in Article 7.3.1.

2.21	“Exclusivity Period” means the period of Licensed Product’s commercial and/or regulatory exclusivity is protected in the Licensed Territory and continues until the later of:
(i) the expiration of the last to expire of the claims of the Patent Rights Covering the manufacture, use, or sale of a Licensed Product in that country (the “Claim Expiration Date”), or (ii) the date of expiration of any regulatory or marketing exclusivity of a Licensed Product in the Licensed Territory.

2.22	“Effective Date” means the date of the last signature on this Agreement’s signature page.

2.23	“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

2.24	“First Commercial Sale” means the initial Sale of a Licensed Product to a Third Pa1ty end user in the Licensed Territory, following receipt of all applicable regulatory approvals, if needed.

2.25	“Generic Product” means the drug identical or bioequivalent to a brand name drug in dosage form, safety, strength, route of administration, quality, performance characteristics and intended use and approved by FDA.

2.26	“Improvement” means any invention, improvement, enhancement, modification or other technology or know-how (whether patentable or not) and a patents or patent applications or of relating the Invention conducted by Company and/or its Affiliate or POLA and/or its Affiliate under this Agreement.

2.27	“lndemnitees” shall have the meaning ascribed to such term in Article 15.1.1.

2.28	“Infringe”, “Infringement”, or any correlative term means the act of violating a claim within the Patent Rights, whether by direct or indirect infringement and whether the infringement is literal or found according to the doctrine of equivalents, as well as any other misuse, misappropriation, theft, or breach of confidence related to the Patent Rights.

2.29	“Initial Public Offering” means the effectiveness of a registration statement for first sale of Company’s common stock in a firm commitment underwritten public offering registered under the Securities Exchange Act.

2.30	“Invention” shall have the meaning ascribed to such term in Article 1.1.

2.31	“Joint Improvement” means an Improvement in the Licensed Field that was jointly invented by one or more Company Personnel and one or more POLA Personnel. For the sake of clarity, an Improvement invented by one or more POLA personnel but with no Company Personnel with sponsored research funding from Company is a POLA Improvement, not a joint Improvement.

2.32	“License Fee” shall have the meaning ascribed to such term in Article 7.1.

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2.33	“Licensed Field” means the use of Patent Rights with respect to Product for medical uses in humans for the treatment of solid tumor in combination with radiation as a hypoxic cell radiosensitizer.

2.34	“Licensed Method” means any method or process that, when carried out, would Infringe one or more claims of the Patent Rights at the Effective Date (with any Patent Right which is still a patent application being treated as if issued for the purpose of this Article 2.34) in the country in which the method or process is carried out.

2.35	“Licensed Product” means any product containing API as an active ingredient that, when made, used, sold, offered for sale, or imported for use in the Licensed Field into the Licensed Territory would Infringe one or more claims of the Patent Rights (with any Patent Right which is still a patent application being treated as if issued for the purpose of this Article 2.36) in the country in which it is made, used, sold, offered for sale, or imported; or any product made by a process that would Infringe one or more claims of the Patent Rights in the Licensed Territory in which the process is carried out or the resulting product is sold.

2.36	“Licensed Know-how” means trade secrets, information and/or data generated by and owned by POLA apart from and in addition to the Patent Rights before the Effective Date. Notwithstanding the foregoing, Licensed Know-how specifically excludes any data or know-how relating to inventions or improvements incremental or not, patentable or not, developed after the Effective Date.

2.37	“Licensed Technology”: means the technology that is limited to Licensed Know-how, research, scientific inf01mation, development information and technical data that (a) enables the Patent Rights; (b) is in the possession of POLA at the Effective Date of this Agreement; (c) is needed to produce a Licensed Product, practice a Licensed Method, or gain government approvals to market a Licensed Product, and (d) is within POLA’s rights to provide to Company.

2.38	“Licensed Territory” means U.S.A. (the United States of America).

2.39	“Liquidation Event” means (i) a merger, share exchange or other reorganization (“Merger”), (ii) the sale by one or more stockholders of a majority of the voting power of Company (“Stock Sale”) or (iii) a sale of all or substantially all of the assets of Company or a sale of all or substantially all of Company’s assets related to the subject matter of this Agreement (“Asset Sale”) in which for (i), (ii), and (iii) above, the stockholders of Company prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be. Notwithstanding the foregoing, a Liquidation Event shall not include a bona fide financing transaction in which voting control of Company transfers to one or more Persons who acquires shares of Company capital stock from Company in exchange for either an investment in Company or the cancellation of indebtedness owed by Company, or a combination thereof, in each case in which all or substantially all of the consideration is used by Company for business purposes other than distributions to shareholders.

2.40	“Merger” shall have the meaning ascribed to such term in Article 2.40.

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2:41	“Milestone” ·●means· any event that demonstrates ·and1or supports the progress of the development of the intellectual property Covered in the Patent Rights into Licensed Products and/or Licensed Methods, or an achievement related to Company capitalization or sales of Licensed Products and/or Licensed Methods, or any event that signifies a certain achievement relating to the Patent Rights.

2.12	“Milestone Payment” means the payments made pursuant to Article 7.2.

2.43	“Net Revenues” means the gross revenues receivable from cumulative or combined Sales of Licensed Products, Licensed Technology and Licensed Methods less the following: (a) commercially reasonable trade, quantity and cash discounts actually given, rebates (for purposes of clarity, rebates paid to distributors of Licensed Products by Company will only be allowed for achieving agreed upon sales volumes and not for any other item of general, selling or administrative expense), credits and allowances actually allowed and taken; (b) sales or use taxes, excise taxes, customs duties, and other governmental charges or obligatory fees payable to entities that control distribution rights to a particular buyer or group of buyers; (c) amounts invoiced to the customer for outbound transportation, handling, and insurance; and (d) amounts actually allowed or credited on returns, rejections, defects, outdating, price differences, recalls, or because of retroactive price reductions, or due to governmental laws or regulations requiring rebates of Licensed Products, or billing errors. Net Revenue shall be determined from the books and records of Company or its Sublicensee(s), maintained in accordance with U.S. Generally Accepted Accounting Principles. Company further agrees that in determining such Net Revenue, it will use its then-current standard procedures and methodology.

2.44	“Party’’ means POLA or Company; “Parties” means collectively POLA and Company.

2.45	“Patent Expenses” means all fees, charges, expenses, and costs incurred before and after the Effective Date in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, enforcement, and/or maintenance of patents or patent applications within the Patent Rights, including without limitation all undisputed fees and charges of outside patent counsel. Patent Expenses shall be considered to be incurred when the fee, charge, expense, or cost is invoiced.

2.46	“Patent Rights” means

(a)	U.S. patent applications and patents listed in Schedule A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

(b)	to the extent that the following contain one or more claims directed to the invention or inventions claimed in Article 2.46(a);

(i)	continuations-in-part of Article 2.46{a);

(ii)	all divisions and continuations of these continuations-in-part;

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2.53	“POLA Improvement” means (a) an Improvement that was invented solely by one or more POLA Personnel without the use of Company resources; or (b) an Improvement in which POLA otherwise has an ownership interest, and Company has no ownership interest or any right to an ownership interest.

2.54	“POLA Personnel” means an individual who works in the laboratory or administration at POLA.

2.55	“Progress Report” shall have the meaning ascribed to such term in Article 10.1.

2.56	“Royalty” shall mean those royalties payable by Company, Compay Affiliates, Sublicensees or Sublicensee’s Affiliates to POLA pursuant to Article 7 of this Agreement.

2.57	“Royalty Report” shall have the meaning ascribed to such term in Article 10.3.1.

2.58	“Sale,” “Sell,” “Resell,” or any correlative term means the sale, lease, license, transfer, or other disposition of a Licensed Product in return for any type of consideration. Licensed Products shall be considered sold when shipped or invoiced, whichever is first.

2.59	“Sublicense” means present, future, or contingent transfer of any license, right, option, first right to negotiate or other right granted under the Patent Rights licensed under this Agreement. Sublicense includes, without limitation, strategic partnerships, marketing collaborations, and distribution agreements.

2.60	“Sublicensee” means a Person which receives a Sublicense under Article 4 of this Agreement.

2.61	“Term” shall have the meaning ascribed to such term in Article 13.1.

2.62	“Third Party” means any Person other than POLA, Company, a Sublicensee, or an Affiliate of any of these entities.

2.63	“USPTO” means the United States Patent and Trademark Office.

ARTICLE 3. GRANT OF LICENSE

3.1	Subject to the provisions of this Agreement (including the reservation of rights in Article W, POLA hereby grants to Company (but not to any Company Affiliate, except pursuant to Article 3.5), and Company hereby accepts during the Term, an exclusive, royalty - bearing license to practice the Licensed Methods under the Licensed Patent, Licensed Know-how and Licensed Technology; to develop, make, use, distribute, Sell, offer to Sell, and import the Licensed Products; and to otherwise practice the Patent Rights in any manner in the Licensed Territory within the Licensed Field; and to grant sublicenses to these rights in accordance with Article 4.

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(iii)	cill patents issuin,g..fro1nthe e{:Qritinuati911 in-piirt; divisions, and continuations; and

(iv)	any reissues, reexaminations, and extensions of these patents;

(c)	to the extent that the following contain one or more claims directed to the invention or inventions claimed in Article 2.46(a): all counterpart foreign applications and patents to Article 2.46(a) and Article 2.46{b), relating to those listed in Schedule A; and

(d)	Patent Rights shall not include Article 2.46(b) or Article 2.46{c) to the extent that they contain one or more claims directed to new matter which is not the subject matter of a claim in Article 2.46(a).

2.47	“Patent Validity Challenge” means any action that challenges the validity or enforceability of, or otherwise opposes, any of the claims of the Patent Rights (including without limitation filing an action under the Declaratory Judgment Act, 28 U.S.C. §220l(a)) by Company or any Company Affiliates or any of its Sublicensees or any of its Affiliates.

2.48	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

2.49	“Personnel” means officers, directors, employees, and independent contractors (including consultants), agents, and representatives of a Party when those individuals are acting in such capacities.

2.50	“Phase 1 Clinical Trial” means a Clinical Trial that is intended to initially evaluate the safety and/or pharmacological effect of an investigational new drug in subjects, or that would otherwise satisfy the requirements of 21 C.F.R. §312.2l(a) or its equivalent in a country other than the United States. A Phase 1 Clinical Trial shall be considered commenced at the time a Licensed Product is administered to the first subject.

2.51	“Phase 2 Clinical Trial” means a Clinical Trial for which a primary endpoint is a preliminary determination of efficacy of an investigational new drug for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the drug, or that would otherwise satisfy the requirements of 21 C.F.R. §312.2l(b), or its foreign equivalent. A Phase 2clinical trial shall be considered commenced at the time the Licensed Product is administered to the first subject.

2.52	“Phase 3 Clinical Trial” means a Clinical Trial which confirms the effectiveness of, monitors for side-effects of and compares the new treatment with the existing standard of care treatment in a large group of people. A Phase 3 clinical trial shall be considered commenced at the time the Licensed Product is administered to the first subject.

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3.2	The granting and exercise of the license set forth in this Agreement is subject to the following conditions.

3.2.1	POLA reserves, for itself the right for commercial use to make and use the subject matter described and claimed in the Patent Rights. POLA shall have the right to grant to others exclusive or non-exclusive licenses to make and use, the subject matter described and claimed in the Patent Rights out of the Licensed Territory.

3.3	No additional rights: Except for the licensed expressly granted to Company under Article il, nothing in this Agreement shall be construed to confer upon Company any rights by implication, estoppel, or otherwise, to any technology or patent rights of POLA or any other entity other than the Patent Rights, regardless of whether such technology or patent rights shall be dominant or subordinate to any Patent Rights.

3.4	Validity Challenges to the Patent Rights

3.4.1	Termination for Patent Validity Challenge. POLA shall have the right to tenninate this Agreement by written notice to Company in the event Company takes or causes the taking of any Patent Validity Challenge, provided such Patent Validity Challenge is not withdrawn or dismissed within forty-five (45) days of receipt of written notice of such Patent Validity Challenge to Company from POLA.

3.4.2	Patent Validity Challenge on Sublicensed Patent Rights. Company shall include provisions in all the agreements granting Sublicenses of Patent Rights provided hereunder providing that if the Sublicensee or Affiliates undertakes or causes the taking of any Patent Validity Challenge, Company shall be permitted to tenninate such Sublicense agreement. If a Sublicensee (or an Affiliate of such Sublicensee) undertakes or causes to take a Patent Validity Challenge, then Company upon receipt of notice from POLA of such Patent Validity Challenge shall terminate the applicable Sublicense agreement. If the Company fails to so tenninate such Sublicense agreement, POLA may terminate this Agreement.

3.5	Company Affiliates. Company shall not assign, sublicense, or otherwise grant any rights under this Agreement to a Company Affiliate, without POLA’s prior written consent. In the case of a Sublicense, such consent shall not be unreasonably withheld; provided, however, that any assignment (regardless of the whole and any part of this Agreement), grant or sublicense must (a) be consistent with and subject to the relevant terms and conditions of this Agreement; (b) terminate upon the date that the Affiliate is no longer deemed to be an Affiliate of Company and (c) provide that Company shall be responsible for its own obligations and for the obligations of its Company Affiliate relevant to this Agreement.

ARTICLE 4. SUBLICENSES

4.1	Company may grant Sublicenses to its rights to Patent Rights with prior written consent by POLA under this Agreement, provided that there is no uncured material default or breach of tnis Agreement by Company aflhe time of the grant, unless so waived in writing by POLA, and the grant complies with the terms and conditions of this Article 4. Company shall be and shall remain responsible for the performance by each Sublicensee of Company’s obligations under this Agreement.

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4.1.1	Any Sublicense shall be consistent with and subject to the relevant terms and conditions of this Agreement and shall, without limitation:

(a)	not contain any provision which would reasonably be expected to result in any loss, damage to, or diminution in the value or integrity of the Patent Rights or other rights licensed under this Agreement;

(b)	prohibit further Sublicensing by Sublicensee without the prior written consent of POLA;

(c)	require that any pe1mitted Sublicensee satisfy the requirements of this Article 1;;

(d)	require that the Sublicensee use its best Commercially Reasonable Efforts to bring Licensed Products and/or Methods into commercial use as quickly as possible;

(e)	include a product development plan and timeline; and

(f)	require that Royalty on Net Revenue due POLA under a Sublicense shall be paid by the Sublicensee to the Company and shall be paid to POLA by the Company as if those Royalties had been paid directly to POLA by the Company, unless otherwise agreed upon by the Parties in writing.

4.2	Prior to entering into any Sublicense, Company shall provide POLA a draft of the proposed sublicense in substantially final form. POLA shall have thirty (30) Business Days after receipt of the draft agreement to provide Company with comments and/or its approval.

4.3	Company shall promptly provide to POLA a true and complete copy of each executed Sublicense and any amendments thereto. Any documents provided under this Article 4 shall be subject to Article 9.1 with regard to confidentiality.

4.4	Company shall be responsible to ascertain, compute, audit, and collect all consideration that is payable by the Sublicensee and to enforce the perfonnance by the Sublicensee of its obligations under the Sublicense. Any Sublicense granted by Company shall provide for the termination of the Sublicense, or the conversion to a license directly between the Sublicensee and POLA, at the option of the Sublicensee, upon the termination of this Agreement under Article 13. This conversion is subject to POLA approval and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

4.5	Any purported Sublicense entered into by Company in violation of the requirements of this Article 4 or over POLA’s objection that it is inconsistent with this Agreement shall constitute a material breach of this Agreement, and shall be null and void and without effect.

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ARTICLE 5. DILIGENCE REQUIREMENTS

5.1	Company has delivered a written Development Plan to POLA prior to execution of this Agreement in the form and substance of which is reasonably acceptable to POLA. The Development Plan shall set forth in detail Company’s plans to implement the Patents in its products. The Development Plan is attached hereto as Schedule B.

5.2	In case regulatory acceptable, Company may purchase API for the development of this Product under this Agreement from POLA up to the mutually agreed maximum amount at US$20,000 (twenty thousand US Dollars)/kg. Certificate of analysis of API shall be accompanied when delivered to Company. Company shall conduct re-testing of the API at its cost if necessary.

5.3	Company shall conduct the formulation review for the Development of Licensed Product in the Licensed Territory on its own responsibility and cost.

5.4	Upon reasonable request by POLA and until such time as a Phase 3 Clinical Trial of each indication is completed, an executive, officer, or representative of Company shall meet, either in person or via teleconference, with POLA’s representatives to advise on progress of the Development Plan.

5.5	Company shall use best Commercially Reasonable Efforts to bring one or more Licensed Products into the commercial market by obtaining marketing approval from FDA (“Commercialization” or “Commercialize” in verb) in the Licensed Territory as soon as reasonably practicable in accordance with the Development Plan, as it may be duly amended pursuant to Article 5.8. Company shall bear any and all cost, expenses and risks which will incur in conducting the development and Commercialization. Company shall hold POLA harmless from any and all claims of Company for consequential damages, including, but not limited to, loss of profits from the development and/or Commercialization. The efforts of a Company Affiliate, Sublicensee, or a Sublicensee’s Affiliate shall be considered the efforts of Company. Company shall use best Commercially Reasonable Efforts to develop Licensed Products and keep Licensed Products commercially available. Company (itself or through its Affiliates or designees) shall pay for all costs related to and shall bear all responsibility for all marketing and promotional activities related to Licensed Products in the Licensed Territory and hold POLA harmless from any and all claims, damages, including but not limited to, loss of profits from the said marketing and promotional activities.

5.6	POLA shall provide Company with POLA’s Confidential Information including CTD Part II and Investigator’s Brochure necessary for development of Licensed Product in the Licensed Territory on “as-is” basis. Any necessary translation of such Confidential Information shall be done by Company at its cost.

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5.7	The Parties agree that POLA’s Confidential Information provided to Company shall be used by Company on its own responsibility and cost and such Confidential Information shall not be included in Company’s data package for NOA of Licensed Product in the Licensed Territory but only be used as the reference documentation.

5.8	Company shall timely achieve the Milestones set forth on Schedule Band promptly notify POLA of any substantial change in the Development Plan if cuch change will materially alter or affect the timely achievement of any Milestone set forth on Schedule B. Any amendment of the Development Plan shall require the written consent and approval of POLA, which shall be not unreasonably withheld, conditioned or delayed.

5.9	Provisions of this Agreement shall be amended by mutual written agreement of the Parties to the extent reasonably necessary to conform to any approved modifications of the Development Plan, including without limitation the milestone payments set forth in Article z. Those amendments shall be negotiated reasonably and in good faith by the Parties and shall be appended as a formal amendment to this Agreement as often as may be appropriate. For the avoidance of doubt, milestone amounts set forth in Article 7 shall not be changed by such amendment.

5.10	Company’s or Sublicensee’s material failure to perform in accordance with Article 5 or to fulfill on a timely basis any one of the milestones set forth on Schedule C hereof shall be grounds for POLA to terminate this Agreement and upon termination or expiration all rights and interest to Patent Rights shall revert to POLA, including but not limited to any and all the Data and Results at the cost of Company or Sublicensee.

5.11	In case Company requests any assistance from POLA for Company’s development of the Licensed Product for the Licensed Field in the Licensed Territory, POLA may conduct such assistance to the extent it is reasonably acceptable to POLA. In case such reasonably acceptable requests require POLA’s at-site assistance, the fee for such assistance including POLA’s daily allowance, traveling, lodging, meals, and any other out-of-pocket expenses for such assistance as described in Schedule E shall be borne by the Company.

ARTICLE 6. DATA AND RESULTS

6.1	POLA shall own (i) and (iv) of the Data and Results. POLA and its licensee(s) including its(their) sublicensee(s) other than Company has the exclusive right to use any and all of (i), (ii), (iii) and (iv) of the Data and Results for the development and commercialization of the Licensed Product free of charge for a) outside the Licensed Territory during and after the Term of this Agreement, b) in the Licensed Territory after the Term of this Agreement, and c) out of the Licensed Field in the Licensed Territory during the Term. To be clear, POLA shall not have the right to use any of the Data and Results in the Licensed Territory within the Licensed Field during the Term of this Agreement.

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6.2	Company shall own (ii) of Data and Results. Company and its Sublicensees shall have the exclusive right to use all of (i), (ii), (iii), (iv) of the Data and Results free of charge and such Company’s exclusive usage right shall be limited to the development and Commercialization of the Licensed Product in the Licensed Field in the Licensed Te1Titory during the Term of this Agreement. After the Term of this Agreement, Company shall revert such exclusive usage right of (i), (ii), (iii) and (iv) of the Data and Results to POLA and transfer (ii) of Data and Results to POLA free of charge provided that the Parties shall discuss in good faith the license conditions to Third Party. Company and its Sublicensee(s) shall not have the right to use any of the Data and Results for a) outside the Licensed Territory during and after the Term of this Agreement for any purpose, b) in the Licensed Territory after the Term of this Agreement for any purpose, and c) out of the Licensed Field in the Licensed Territory during the Term of this Agreement. For the avoidance doubt, Company and its Sublicensee(s) shall have no right to use any Data and Results for any purpose in and out of Licensed Territory, after the Term of this Agreement.

6.3	POLA and Company shall jointly own (iii) of Data and Results. After the Term of this Agreement, Company shall transfer its ownership of (iii) of Data and Results to POLA free of charge provided that the Parties shall discuss in good faith the license conditions to Third Party.

ARTICLE 7. FINANCIAL PROVISIONS

The Parties acknowledge and agree that payment obligations set forth in this Article 7 were established for the convenience of the Parties after due consideration was given to alternative payment structures. The Parties agree that these payment obligations are the most appropriate and convenient means of valuing Company’s right to practice the Patent Rights under this Agreement and to receive the benefit of POLA entering into this Agreement. In consideration of the license and rights granted hereunder:

7.1	License Fee. In consideration of the granted license under this Agreement, Company shall pay the Milestone Payments and Earned Royalty to POLA as set forth in this Article 7.

7.2	Milestone Payments.

Company shall make the following payments to POLA upon Company, Company Affiliate, or Sublicensee achieving the milestones as set forth below. Milestone payments shall apply to the first three Licensed Products in the Licensed Field.

a)	1[s]t Indication (Pancreatic Cancer)

	+ Upfront Payment:	Twenty thousand US Dollars (US$20,000 )
(in exchange for 1kg of API)
	+ Submission of IND (Investigational New Drug) Application:	————
	+ Phase 1 Study Commencement:	————

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+ Phase 2 Study C◊mmencement: ·	Thirty th◊usaM US Dollars (US$30;000)
+ Phase 3 Study Commencement:	Fifty thousand US Dollars (US$50,000)
+ NDA filing:	One hundred thousand US Dollars (US$100,000)
+ Approval:	————
+ Launch:	Eight hundred thousand US Dollars (US$800,000)

b) 2nd Indication (Lung Cancer)

+ Phase 2 Study Commencement:	———
+ Phase 3 Study Commencement:	———
+ NDA filing:	———
+ Approval:	Two million US Dollars (US$2,000,000)
+ Launch:	Two million US Dollars (US$2,000,000)

c) 3rd Indication (Liver Cancer)

+ Phase 2 Study Commencement:	———
+ Phase 3 Study Commencement:	———
+ NDA filing:	———
+ Approval:	Two million US Dollars (US$2,000,000)
+ Launch:	Two million US Dollars (US$2,000,000)

7.3	Earned Royalties

7.3.1	Sales of Licensed Products. POLA shall earn, per Licensed Product or Licensed Method, in the Licensed Territory, Royalty on the annual Net Revenues of Company, Company Affiliates, Sublicensees or Sublicensee’s Affiliates (the “Earned Royalty”) as set forth in this Article 7.3.1.

i)	Earned Royalty (per Indication):

a)	Ten percent (10%) of Net Revenues in the Territory during the Exclusivity Period and until the unit sales of regulatory approved Generic Products of Licensed Products in the Licensed Territory published by IMS™ reaches 20% of the unit sales of the Licensed Product in the Licensed Territory.

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b)	Two percent (2%) of Net Revenues in the Territory after the unit sales of regulatory approved Generic Products of Licensed Products in Licensed Territory published by QuintilesIMS™ exceeds 20% of the unit sales of the Licensed Product in the Licensed Territory.

7.3.2	Expiration of Royalties. Royalties under Article 7.3.1 shall be payable commencing with the First Commercial Sale until this Agreement is expired or terminated in accordance with the provisions of Article 13 of this Agreement. For purposes of clarity, at the Term of this Agreement, Company, its Affiliates and/or Sublicensees will provide to POLA an inventory listing for all Licensed Products on hand that were manufactured prior to the termination date, certified and signed by an officer of the Company. Company, its Affiliates and/or Sublicensees will be responsible for paying Royalties on sales of such Licensed Products in accordance with Articles 7.3 and 10.3 of this Agreement.

7.3.3	Royalty if No Patent. If a patent is not issued or all issued patents are finally determined by a court of competent jurisdiction to be invalid or unenforceable, and Company and/or Sublicensee desire nevertheless to continue to Commercialize the Licensed Products that incorporates or uses the Licensed Technology Covered within the Patent Rights, Company, Sublicensee, or any Affiliate of such entities shall pay to POLA a reduced Royalty of 2.0% on annual Net Revenues until unit sales of regulatory approved Generic Products of Licensed Products in Licensed Territory published by IMS reaches 20% of the unit sales of the Licensed Product in the Licensed Field in the Licensed Territory, and a reduced Royalty of 0.5% on annual Net Revenues after unit sales of regulatory approved generic products of Licensed Products in Licensed Territory published by IMS exceeds 20% of the unit sales of the Licensed Products in the Licensed Field in the Licensed Territory.

7.4	Sales to Company Affiliates or Sublicensee. Company shall not be required to pay royalties on Sales of Licensed Products to a Company Affiliate or Sublicensee, if those Sales are for purposes of resale.

ARTICLE 8. INTELLECTUAL PROPERTY

8.1	Patent Prosecution; General Provisions

8.1.1	As of the Effective Date, POLA has filed patent applications and received issued patents as set forth in Schedule A. POLA is solely responsible for preparing, filing and prosecuting the Patent Rights and for matters regarding the scope and content of U.S. and foreign patent applications and other filings. POLA shall not seek to substantially narrow the scope of a claim, abandon a pending application (whether there is a mechanism for revival or not), or allow an issued patent to lapse without obtaining Company’s consent, which consent shall not be u.rueasonabty withhelct Notwithstanding the above, POLA will confer with Company and if and when requested by Company, will permit its patent counsel to confer with Company regarding patent filing and prosecution strategy(ies) provided POLA participates in such meeting or phone call. POLA shall give due consideration to all advice and guidance provided by Company. Company shall be responsible for the maintenance of the Patent Rights and for the matters at its own cost regarding the scope and content of U.S. during the Tenn of this Agreement.

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8.1.2	POLA is solely responsible for selection of its outside patent counsel. If POLA determines not to file, or prosecute any patent application or patent included in the Patent Rights in the Licensed Territory; determines not to pursue any available patent extension with respect to any such patent; or determines to otherwise abandon or donate to the public, any patent application or patent included in the Patent Rights in the Licensed Territory, POLA shall provide Company prompt notice of such determination and a reasonable opportunity to take over the applicable filing, prosecution, maintenance, or pursuit of an extension with respect to the relevant patent application or patent in the name of POLA.

8.1.3	The Parties shall cooperate in connection with the prosecution, filing, and maintenance of the Patent Rights. Each Party shall advise the other Party reasonably promptly as to material developments with respect to the Patent Rights. Each Party shall promptly provide the other Party with electronic copies of all communications relating to the Patent Rights within the Licensed Field from the USPTO and any non-U.S. patent office.

8.1.4	Neither Party shall be liable for any loss, as a whole or in part, of a patent application, patent, or patent term extension granted by the USPTO (or any non U.S. patent office) on an application or patent included in the Patent Rights, including, without limitation, a loss resulting from acts or omissions of outside patent counsel retained by a Party that are outside such Party’s control.

8.2	Patent Expenses

8.2.l	Patent Expenses Incurred Prior to the Effective Date. POLA shall pay all documented Patent Expenses incurred prior to the Effective Date (“Back Patent Expenses”).

8.3	Improvements

8.3.1	Unless otherwise agreed, Company shall own the Company Improvements and shall have the right to use such Company Improvements to practice the Licensed Methods under the Licensed Patent, Licensed Know-how and Licensed Technology for the development and/or the Commercialization of the Licensed Products in the Licensed Territory in the Licensed Field during the Term of this Agreement. Unless otherwise agreed and in the event such Company Improvement is patentable, Company shall be responsible for filing and prosecuting any patent in the Licensed Territory in connection with such Company Improvement. Company shall grant POLA all the rights to such Company Improvement and POLA may during the Term of this Agreement use such Improvement outside the Licensed Territory, or in other than the Licensed Field within the Licensed Territory free of charge. Company shall transfer Company’s Improvement to POLA after the Term of this Agreement free of charge. Unless otherwise agreed, Parties further agree to discuss the treatment of such Improvement including the patent filing of such Improvement outside the Licensed Territory during and after the Term of this Agreement.

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8.3.2	Unless otherwise agreed, POLA shall own POLA Improvements and POLA, its Affiliate, or its licensee may use such POLA Improvement for any purpose out of the Licensed Territory, or in other than the Licensed Field within the Licensed Territory during the Term of this Agreement in connection with such POLA Improvement. Unless otherwise agreed and in the event such POLA Improvement is patentable, POLA shall be responsible for filing and prosecuting any patent in the Licensed Territory in connection with such POLA Improvement. Company may use such POLA Improvement to practice the Licensed Methods under the Licensed Patent, Licensed Know-how and Licensed Technology for the development and/or Commercialization of the Licensed Products in the Licensed Territory in the Licensed Field during the Term of this Agreement free of charge and valid claims of such POLA Improvements shall be added to the Patent Rights. Notwithstanding the foregoing, if such POLA Improvement results in a method that substantially varies from the Licensed Methods, such new method shall not be automatically included in the license granted by this Agreement and the Parties shall have the good faith discussion and agree in writing in regard to the treatment of such new method for the timely and successful development and/or Commercialization of the Licensed Product.

8.3.3	In the event the Joint Improvements are made by the Parties themselves, such Joint Improvements shall be jointly owned by the Parties and ownership ratio will be 50%-50% shared. Company shall have the right to use such Joint Improvement free of charge to practice the Licensed Methods under the Licensed Patent, licensed Know-how and Licensed Technology for the development and/or the Commercialization of the Licensed Products in the Licensed Territory in the Licensed Field during the Term of this Agreement. POLA may use such Joint Improvement free of charge for any purpose out of the licensed Territory during the Term of this Agreement, or in other than the Licensed Field within the Licensed Territory. In the event such Joint Improvement is patentable, Company and POLA agree to cooperate in the preparation and execution of documents necessary for such patent filings and discuss the Patent Expense. In case such Joint Improvement are patented, valid claims of such Joint Improvements shall be added to the patent Rights. Company shall transfer Company’s ownership interest of Joint Improvement to POLA after the Term of this Agreement free of charge. Unless otherwise agreed, Parties further agree to discuss the treatment of such Joint Improvement outside the Licensed Territory during and after the Tenn of this Agreement.

8.3.4	Parties agree that Company shall not have any rights other than specifically set forth in this Article 8.3. Any other rights shall be retained by POLA.

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ARTICEE9: CONFIDENTIALITY and ANNOUNCEMENTS

9.1	Any Confidential Information, disclosed by a Paiiy, its Affiliates, employees or its Sublicensee (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with or as a result of this Agreement shall remain the property of the Disclosing Party.

9.2	All Confidential Information shall be marked as “Confidential” at the time of disclosure and maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any other purpose than for this Agreement without the prior written consent of the Disclosing Party during and after the expiry of termination of this Agreement, provided that such Third Party shall have the same obligation of confidentiality under this Agreement, except to the extent that such information is:

(a)	now in the public domain or subsequently enters into the public domain through no act or omission of the receiving Party in breach of this Agreement;

(b)	known by the Receiving Party at the time of its receipt and not through a prior disclosure by the Disclosing Party as documented by the receiving Party’s written records;

(c)	developed by or for the receiving Party independently of Confidential Information received from the disclosing Party as documented by the receiving Party’s written records;

(d)	subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; and

(e)	disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct a Clinical Trial or to market Licensed Products, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations; and/or deemed necessary by Company to be disclosed to Sublicenses, agents, consultants, and/or other third parties for the development and/or commercialization of Licensed Products and/or in connection with a licensing transaction and/or a permitted assignment under this Agreement, and/or loan, financing, or investment and/or acquisition, merger, consolidation, or similar transaction (or for such entities to determine their interest in perfonning such activities) in each case on the condition that any third parties to whom such disclosures are made agree to be bound by written confidentiality and non-use obligations contained in this Agreement.

9.3	If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 9, such Party shall promptly infonn the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions hereof, and the disclosing Party, pursuant to law or court order, shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

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9.4	Permitted Disclosure. After the Effective Date, either Party may disclose the tenns of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel,

(a)	to comply with applicable laws, including without limitation the rules and regulations promulgated by the SEC (defined hereinafter), (b) in connection with due diligence related to a potential financing and (c) to its advisors (such as lawyers or accountants) in connection with its legal, accounting and tax obligations. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Article 9.4, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Article 9.4 (c), such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms as may be reasonably requested by the other Party.

9.5	Subject to Articles 9.2, 9.3, 9.4 and save to the extent necessary to comply with any continuing obligations under this Agreement or applicable law, the Receiving Party shall, upon expiry or termination of this Agreement and at the other Party’s request, return or destroy all of the Disclosing Party’s Confidential Infonnation which it has in its possession or under its control, provided that:

9.5.1	the Receiving Party may retain one confidential copy in the Receiving Party’s confidential files solely for purposes of monitoring compliance with the tenns of this Article 9.5; and

9.5.2	nothing in this Article 9.5 shall require the Receiving Party or its Personnel to delete or otherwise destroy any copies of the Disclosing Party’s Confidential Information that is stored in electronic form in back-up archives of its infonnation technology systems that are not accessible to such Personnel in the ordinary course of business.

9.6	Publication. Neither Party shall make or permit any person connected with it to make any announcement concerning this Agreement, any Data and results, papers or any ancillary matter before, on or after the Effect Date except as required by law or any competent Regulatory Authority or with the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

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ARTICLE 10. REPORTING

10.1	Progress Report. Company shall provide written reports to POLA in accordance with the following frequency in principle and coordinated with the dates of quarterly report required by u.s, Securities and Exchange Commission {“SEC”) regardless of the dates set forth below:

(a)	Quarterly repo1is from the Effective Date until the First Commercial Sale of the Product in the Licensed Territory: for quarters ending March 31, June 30, September 30 and December 31

(b)	Semi-annual reports for first three years after the First Commercial Sale of the Product in the Licensed Territory: June 30 and December 31

(c)	Annual reports thereafter.

The reports shall describe progress on research and development including Development Plan activities and Capital Raise activities in Schedule B and Milestones activities in Schedule C of this Agreement, regulatory approvals, manufacturing, Sublicensing, marketing, and Sales.

10.2	Company shall report to POLA the date of First Commercial Sale of Licensed Product in the Licensed Territory within thirty (30) days of occurrence.

10.3	Royalty Report

10.3.1	No later than sixty (60) days after each calendar quarter ending March 31, June 30, September 30 and December 31, Company shall provide POLA with a written report, certified as correct by an officer of Company, setting forth for such quarter year at least the following information (“Royalty Report”):

(a)	the number of Licensed Products sold by Company and Sublicensees in the Licensed Territory;

(b)	invoiced amounts for such Licensed Products; and

(c)	deductions applicable to determine the Net Revenues thereof.

10.3.2	Company shall pay POLA, together with each such Royalty Report, the amount of Royalty due for such calendar quarter no later than sixty (60) days after each calendar quarter ending March 31, June 30, September 30 and December 31.

10.3.3	All payments due hereunder shall be deemed received when funds are credited to POLA’s bank account and shall be payable by wire transfer in United States dollars. No transfer, exchange, collection, or other charges shall be deducted from such payments.

10.3.4	All Royalty Reports shall be maintained in confidence by POLA except as required by law, however, POLA may include in its internal reports annual amounts of royalties paid.

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10.3.5	Subject to the terms and conditions of this Agreement and in the event of a Liquidation Event or change of corporate name, Company shall notify POLA in writing within thirty (30) days of such event and the Parties shall duly amend this Agreement.

ARTICLE 11. RECORD KEEPING

11.1	Company shall maintain and shall require Company Affiliates to maintain records that are accurate in all material respects (together with supporting documentation) of Licensed Products made, used, or sold under this Agreement, appropriate to determine the amount of royalties due to POLA hereunder (“Accounting Records”). Upon written notification of at least fifteen (15) Business Days, Accounting Records shall be made available during normal business hours for examination by an auditor selected by POLA (“Auditor”), who has entered into a confidentiality agreement with Company, a Company Affiliate, or a Sublicensee that is acceptable to the disclosing Party, for the sole purpose of verifying reports and payments due hereunder. In conducting examinations pursuant to this Article 11 (Record Keeping), Auditor shall have access to all records that POLA reasonably believes relevant to the calculation of royalties due under Article 7 (Financial Provisions).

11.2	During the term of this Agreement and for five (5) years after its expiration or termination, Company and Sublicensee shall keep Accounting Records that are complete and accurate in all material respects containing all the particulars that may be necessary to detennine royalties payable to POLA under this Agreement. The records shall be subject to inspection during regular business hours upon reasonable advance written notice to Company by an independent Auditor appointed by POLA for this purpose and reasonably acceptable to Company. Auditor shall report to POLA only the amount of royalties, fees, or other payable under this Agreement.

11.3	Auditor shall not disclose to POLA any information other than information relating to the accuracy of Accounting Records and payments made hereunder.

ARTICLE 12. PATENT INFRINGEMENT

12.1	Notification. Each Party shall promptly notify the other if it has knowledge of or reasonable grounds to suspect any Infringement and shall promptly provide any available evidence of that Infringement to the other Party.

12.2	Company’s Right to Sue Infringers; Defense of Third Party Claims.

12.2.1	Company shall have the first right, but not the obligation, to bring suit for any Infringement in its own name, at its own expense, and on its own behalf, and shall be entitled to all recoveries which it obtains for itself in connection therewith.

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12.2.2	If a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an Infringement suit brought by Company under Article 12.2.1, Company shall have the first right, but not the obligation, to defend the suit in its own name, at its own expense, and on its own behalf. If POLA reasonably believes its interests in the Patent Rights are being harmed by the strategy or in the event POLNs counsel believes that Company has conflict of interest with POLA with regards to Patent Rights, then POLA has the right to assume the defense of Patent Rights in connection with such suit and will be responsible for for all costs and fees.

12.2.3	Expenses. In any action under Article 12.2, Company shall be responsible for all expenses related thereto, including without limitation costs, fees, expert witness fees, attorney fees, POLA’s preparation fee for Discovery in U.S, Patent Litigation and disbursements.

12.3	Earned Royalty on recoveries, In the event Company recovers damages for lost Net Revenues, Company shall pay Earned Royalty to POLA in the amount that would otherwise have paid to POLA for such lost Net Revenues.

12.4	POLA’s Rights to Sue or Intervene.

12.4.1	If Company fails to bring suit under Article 12.2.1 by any required filing deadline (but not later than two (2) months after receiving notice or otherwise having knowledge of Infringement), POLA shall have the right, but not the obligation, to take any action it deems appropriate, including without limitation, initiating a suit or granting a license to the alleged infringer.

12.4.2	Notwithstanding anything in this Agreement to the contrary, if POLA files suit, responds to a legal action, or otherwise intervenes pursuant to Article 12.5, POLA shall be responsible for its own expenses, including litigation expenses, and shall be entitled to all recoveries which it’obtains for itself in connection therewith.

12.5	Conduct of Suit.

12.5.1	Company shall diligently pursue any suit or action under Article 12.2.1 or Article 12.2.2 that was undertaken by Company unless it abandons such suit pursuant to Article 12.5.5. Company shall keep POLA reasonably apprised of all developments, and shall seek POLA’s input and approval on any substantive submissions or positions taken regarding the scope, validity, and enforceability of the Patent Rights.

12.5.2	Company shall not prosecute, defend, or otherwise compromise any suit in a manner that materially adversely affects POLA’s interests. Company shall not enter into any settlement, consent judgment, agreement (including without limitation any grant of a Sublicense to the alleged infringer), or other voluntary final disposition of any suit without POLA’s prior written consent, which consent shall not be unreasonably withheld.

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12.5.3	Notwithstanding Articles 12.2 and 12.4, if the Parties so agree, they may institute suit jointly. In that event, they will prosecute the suit in both their names, bear the out-of-pocket litigation expenses equally, share any recovery or settlement equally and negotiate in good faith regarding how they will exercise control over the action.

12.5.4	Each Party shall provide prompt access to all necessary documents and shall render reasonable assistance in response to requests by the other Party.

12.5.5	Any Party which commences a suit and then wants to abandon it shall give at least thirty (30) days’ notice to the other Party. The other Party may continue prosecution of the suit, in which event the Parties shall negotiate in good faith regarding the sharing of expenses and any recovery in the suit.

12.5.6	Neither Party shall be liable for any losses incurred as a result of an action for Infringement brought against the other Party as a result of the other Party’s actions or omissions, including without limitation its exercise of any right granted under this Agreement.

ARTICLE 13. TERM AND TERMINATION

13.1	Term and Expiration. This Agreement shall commence as of the Effective Date. Unless sooner terminated in accordance with this Article 13, this Agreement shall expire upon the latest to occur of: (a) expiration date of Patent Rights including patent extensions; (b) ten (10) years after the date of expiration of Exclusivity Period of the third (3rd indication of Licensed Product as described in Schedule C in the Licensed Territory; or (c) in the. absence of issued claims, ten (10) years after the First Commercial Sale of the third (3rd) indication of Licensed Product in the Licensed Territory (the “Term”). Notwithstanding aforementioned, this Agreement may be extended for the agreed period by the Parties with either Party’s written notice at least six (6) months prior the expiration of this Agreement.

13.2	Termination by POLA

13.2.1	Failure to Pay. In the event of a failure by Company to pay POLA any sum due and payable under this Agreement, POLA may terminate this Agreement and the license(s) granted under this Agreement, if the failure is not cured within thirty (30) days ofreceiving written notice thereof from POLA.

13.2.2	Other Failure to Perform. In the event of any failure by Company to; (a) perform any material provision of this Agreement (other than those covered by Articles 3.4.1, 3.4.2, 13.2.5), POLA may terminate this Agreement and the license(s) granted under this Agreement if such failure is curable but is not cured within thirty (30) days of written notice thereof; (b) meet the Milestones set forth on Schedule C or timely notify POLA of any substantial change in Development Plan pursuant to Article 5.8, POLA may terminate this Agreement and the license(s) granted under This Agteemerififthe failure itFnot cuteo within sixty (60) days of written notice thereof.

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13.2.3	Bankruptcy. POLA may terminate this Agreement and the license granted under this Agreement upon Company’s making of an assignment for the benefit of creditors or being adjudicated bankrupt; or the placing of all or substantially all of Company’s assets in the control of a receiver or trustee for the benefit of creditors and the receivership or trusteeship continues for a period of ninety (90) days; or Company’s instituting proceedings under the federal bankruptcy laws relating to insolvency of debtors, wherein Company seeks to be adjudicated bankrupt or to be discharged of its debts, or to affect a plan of liquidation or reorganization; or the instituting by others of those proceedings against Company, and Company consents thereto or acquiesces therein by pleading or default, or those proceedings are not contested and discharged within ninety (90) days. (The foregoing are collectively referred to as “Bankruptcy”.)

13.2.4	Underreporting or Underpayment. POLA may terminate this Agreement if an examination by Accountant pursuant to Article 11 (Record Keeping) shows an underreporting or underpayment by Company in excess of five percent (5%) for any twelve (12)-month period.

13.2.5	Failure to Maintain Insurance. POLA may terminate the Agreement immediately if Company fails to maintain insurance pursuant to Articles 15.2 or 15.3.

13.3	Termination by Company. If Company has been unable, despite Commercially Reasonable Efforts, to Commercialize the Product within10 years of the Effective Date, Company may terminate this Agreement upon ninety (90) days advance written notice of termination to POLA specifying following reasonable reasons and shall pay to POLA all payments due through the effective date of the termination: (1) the Product does not show clinical benefit, or (2) Company is not successful in raising sufficient funds to support Phase III clinical trials that may be required for drug development. Should Company desires to terminate this Agreement for any reasons(s) other than aforementioned (1) or 2) in this Article 13.3, POLA and Company shall discuss in good faith conditions for such termination.

13.4	Termination by POLA for other reasons. POLA may terminate this Agreement without cause at its sole discretion for other reasons than set forth in this Article 13.2 by at least ninety (90) days advance written notice of termination. In the event of unilateral termination by POLA without cause pursuant to this Article 13.4, Company may continue the development and/or Commercialization of the Licensed Product in the Licensed Field in the Licensed Territory after the termination if Company desires. In such case, the Parties shall discuss the treatment of Licensed Patents in the Licensed Territory after the termination including transfer of Patent Rights. Company shall pay to POLA all payments due through the effective date of the termination.

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13.5	Survival. Except for the continuing rights of Company as set forth in Article 13.4 above in the event of termination of this Agreement by POLA without cause, expiration or termination of this Agreement does not relieve either Party of any obligation which arises before expiration or termination, including without limitation of obligations for payment and reporting. Except as modified pursuant to the provisions of Article 13.4, any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including without any limitations the following: Article 7 (Financial Provisions), Article 9 (Confidentiality and Announcements), Article 11 (Record Keeping), Article 13.6.6 (sale of products in inventory), Article 14 (Representations and Disclaimer of Warranties) and Article 15 (General).

13.6	Effect of Termination. Except as otherwise provided as set forth in Article 13.4, upon expiration or tennination of this Agreement:

13.6.1	Company shall not thereafter have any license or other rights to the Patent Rights;

13.6.2	On or before the effective date of expiration or termination, Company shall submit a final Royalty Report and pay to POLA all amounts due under this Agreement, including without limitation royalties, fees, and Patent Expenses;

13.6.3	Company shall not thereafter grant to any Third Party any rights in the Patent Rights;

13.6.4	Except as provided in Article 13.6.6, Company shall at POLA’s request immediately either deliver to POLA, or destroy and certify to POLA in writing the destruction of, all Products or other materials included within the Patent Rights and Data and Results that are in its possession;

13.6.5	POLA shall have the right to negotiate a royalty-bearing, exclusive or non - exclusive, worldwide license to make, use, sell, offer for sale, import, export, commercialize, market, and sublicense intellectual property in the Licensed Territory in the Licensed Field as well as the POLA’s rights set forth in Article 8.3.1. owned by Company and not by POLA; including rights owned solely by Company or jointly with POLA. The financial terms of said license shall be commercially reasonable and negotiated in good faith between POLA and Company. If Company and POLA are unable to arrive at mutually satisfactory terms and conditions within one year of the date of the disclosure notice, either Party may elect to submit the agreement to a binding detennination by a Third Party arbitrator within sixty (60) days thereafter. In making its decision, the Third Party arbitrator shall determine the financial terms and conditions that would be contained in a commercially reasonable license agreement between two independent arms-length parties. All direct costs of the arbitration proceedings under this Article 13 shall be 50%-50% shared by the Parties.

13.6.6	Notwithstanding any provision of this Article 13 to the contrary, Company, Company Affiliates, and Sublicensee may sell Licensed Product in inventory at the time of the termination of this Agreement for any reason (other than tem.unatkm. by ·POLA for breach by Company)· and.· may comp1ete Licensed Product in the process of manufacture at such time and sell the same, provided that the sale of such Licensed Product by Company, Company Affiliates, or Sublicensee shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreements. This right shall terminate the earlier of one year after termination of this Agreement or such time as supplier can no longer supply the License Product.

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13.6.7	Each Party shall execute and deliver any agreements, instruments, and documents as are reasonably necessary or appropriate to carry out the terms and conditions of this Agreement, including without limitation in connection with prosecuting any patent application(s) or otherwise obtaining Patent Rights.

ARTICLE 14. REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

14.1	Representations by Company.

14.1.1	Company is validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business, to own or use the assets that it purports to own or use and to perform all of its obligations under this Agreement.

14.1.2	The information provided by Company to POLA in this Agreement and the attachments hereto (“Company Information”), is accurate to the best of Company’s knowledge. Any projections contained within the Company Information represent good faith estimates based on assumptions considered reasonable under the circumstances.

14.1.3	This Agreement constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. The Company signatories to this Agreement are fully authorized and have the absolute and unrestricted right, power, authority and corporate capacity to execute and deliver this Agreement on behalf of Company. Company has the corporate authority to perform its obligations under this Agreement.

14.1.4	Neither the execution and delivery of this Agreement nor the perfonnance of Company’s obligations under this Agreement will contravene, conflict with or result in a violation of (i) any provision of the organizational or governing documents of Company, (ii) any applicable law or (iii) any material agreement or obligation of Company in a manner that would reasonably be expected to adversely impact Company’s right, power, authority, capacity or ability to perform Company’s obligations under this Agreement.

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14.2	Representations by POLA.

As of the Effective Date, POLA represents and warrants that: (a) by assignment from the inventors, it is the owner of all right, title and interest in the Patent Rights; (b) to the best of its knowledge, it has the sole and exclusive right to grant the Patent Rights and licenses granted herein, and the Patent Rights are free and clear of any lien, encumbrance, security interest or restriction on license; (c) POLA’s representative executing this Agreement has the requisite authority to do so; (d) prior to execution of this Agreement, POLA has not granted any right, license, or interest in and to Patent Rights or any portion thereof, inconsistent with the license granted to Licensee herein.

14.3	Wa1Tants.

14.3.1	POLA does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Company or its Sublicensee(s) without infringing other patents.

14.3.2	POLA EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY POLA OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 15. GENERAL

15.1	Indemnification.

15.1.1	Company shall indemnify, defend, and hold hannless POLA and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (collectively, the “lndemnitees”), from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation, reasonable attorney fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used, or sold pursuant to any right or license granted under this Agreement.

15.1.2	Company shall, at its own expense, provide attorneys reasonably acceptable to POLA to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

15.2	Insurance. Beginning at the time Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company, a Sublicensee, or agent of Company, Company shall, at its sole cost and expense, procure and maintain policies of insurance, including broad form and contractual liability, for·eompfeherisi ve generalliability a:na products liability·in amounts nofless than five million dollars (US$5,000,000) per occurrence and five million dollars (US$5,000,000) in the aggregate naming the lndemnitees as additional insured. During a Clinical Trial of any Licensed Product, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance naming the Indemnitees as additional insured.

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15.3	If Company, Company Affiliates, or Sublicensees elect to self insure all or part of the limits described above (including deductibles or retentions which are in excess of two - hundred-and-fifty-thousand dollars [US$250,000] annual aggregate), such self-insurance program must be acceptable to POLA in its sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s, Company Affiliate’s, or Sublicensee’s liability with respect to its indemnification under this Agreement.

15.4	Company, Company Affiliates, or Sublicensees shall provide POLA with written evidence of such insurance upon request of POLA. Company, Company Affiliates, or Sublicensees shall provide POLA with written notice at least fifteen (15) days prior to the cancellation, non-renewal, or material change in such insurance; if Company, Company Affiliates, or Sublicensees does not obtain replacement insurance providing comparable coverage within such fifteen (15)-day period, POLA shall have the right to terminate this Agreement effective at the end of such fifteen (15)-day period without notice or any additional waiting periods.

15.5	Company, Company Affiliates, or Sublicensees shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during:

15.5.1	the period that any Licensed Product is being commercially distributed or sold by Company, Sublicensee, or agent of Company; and

15.5.2	a reasonable period after the period referred to in Article 15.2 above, which in no event shall be less than fifteen (15) years.

15.6	Right to Amend Insurance Requirement. POLA may periodically review the adequacy of the minimum limits of liability insurance specified in Article 15 and POLA reserves the right to require Company, Company Affiliates, or Sublicensees to reasonably adjust the liability insurance coverage. The specified minimum insurance amounts do not constitute a limitation on Company’s, Company Affiliates’, or Sublicensees’ obligation to indemnify POLA under this Agreement. Company’s, Company Affiliates’, or Sublicensees’ insurance shall be primary coverage; any insurance POLA may purchase shall be excess and non - contributory. Company’s insurance shall be written to coyer claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

15.7	Use of Name. Neither Party shall use the other Party’s name or insignia (or any adaptation of them), trademarks, or the name of any inventors in any advertising, promotional, or sales literature, press release or public communications without the prior written approval of the other Party. In the event, Company or a Sublicensee tenninates this Agreement, the Parties shall mutually agree on the rationale for such termination in the press release that both parties shall make on such termination.

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15.8	Assignment. Except as otherwise provided in this Agreement, without the prior written approval of POLA in each instance, neither this Agreement nor the rights granted hereunder shall be assigned in whole or in part by Company to any Person whether voluntarily or involuntarily. This Agreement shall be binding upon the respective successors, legal representatives, and assignees of POLA and Company. Any attempted assignment, transfer or delegation in breach of this provision will be deemed to be void and of no effect, and will entitle POLA to terminate this Agreement upon written notice to Company.

15.9	Non-competition. Company shall use its best endeavor to maximize the market value of the Products in the Licensed Field in the Licensed Territory, and not directly compete with the sales of the Product nor decrease the value of the Products during the Term. To avoid any misunderstanding, this Article 15.9 shall limit the Company’s right to develop and Commercialize hypoxic cell radiation sensitizers of the electron-affinic nitroimidazole class, in the cancer treatment field, but shall not restrict Company’s development of products that are not hypoxic cell radiation sensitizers of the electron - affinic nitroimidazole class in the Licensed Field, including those that were initiated before Effective Date and described in Schedule D. For the purpose of clarity, Company’s development of the products other than Licensed Products including but not limited to products described in Schedule D shall not affect the development and/or Commercialization of Licensed Products.

15.10	Governing Law. All questions regarding patents and inventorship will be determined in accordance with U.S. patent laws. In all other respects, the interpretation and application of the provisions of this Agreement shall be governed by the laws of Japan without regard to its conflicts of laws provisions.

15.11	Compliance with Laws. Company shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following: Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar foreign governmental authorities in which Company or Affiliate or Sublicensee intends to make, use, or sell Licensed Products. Company shall comply with all United States laws and regulations controlling the export of commodities and technical data, , including without limitation all Export Administration Regulations of the United States Department of Commerce and the International Traffic in Anns Regulations .

15.12	Registrations; Approvals; and Patent Marking. Company agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect; to obtain all regulatory approvals required for the manufacture and sale of Licensed Product; and to utilize appropriate patent marking on such Licensed Product.

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15.13	Notices. · Any notices to be given hereunder sha:llbesuff’icientif ·signed by the Party (or Party’s attorney) giving same and either (a) delivered in person, or (b) mailed certified mail return receipt requested to the below address, or (c) faxed or emailed to other Party if the sender has evidence of successful transmission and receipt and if the sender promptly sends the original by ordinary mail, in any event, to the addresses below. Notices delivered in person or by email shall be deemed given on the date delivered; notices sent by fax shall be deemed given on the date faxed; notices given by moil only shull be deemed given on the date delivered.

IF TO COMPANY: By Postal Service or Courier:

Anatoly Dritschilo, MD,
CEO
Shuttle Pharmaceuticals, Inc.
1 Research Court, Ste.450
Rockville, MD 20850, USA

email: anatoly.dritschilo@shuttlepharma.org

Fax: 302-519-8001

IF TO POLA: By Postal Service or Courier:

Ataru Kobayashi,
Senior Executive Manager
Pharmaceutical Research Development
Business Development
POLA PHARMA INC.
8-9-5 Nishigotanda, Shinagawa-ku
Tokyo 141-0031, JAPAN

email: a-kobayashi@pola-pharma.co.jp

Fax: +81-3-5436-5671

By such notice either Party may change their address for future notices.

15.14	Severability. Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, such provision shall be considered severed from this Agreement. All other provisions, rights, and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

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15.15	Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall, in good faith, use their best efforts to settle such conflict between themselves. If such dispute is not resolved between the parties in thirty (30) days, either party may submit the dispute to non-binding mediation to be held before a single mediator in Tokyo, Japan. The mediator shall be in accordance with the rules of the International Chamber of Commerce 2012. The parties shall equally share the mediation costs. If the mediation does not result in an agreed resolution within forty-five (45) days, or in the event of irreparable harm justifying injunctive relief, either party may commence litigation in the other party’s jurisdiction, e.g., the Company may commence suit in Tokyo, Japan, or POLA may commence suit in Maryland, USA. Notwithstanding the foregoing, either Party may assert against the other Party a third-Party claim or cross-claim in any action brought by a Third Party, to which the subject matter of this Agreement may be relevant. In the event of litigation, the prevailing party shall be entitled to recovery of its costs and reasonable attorneys’ fees.

15.16	Independent Contractors. It is expressly agreed that POLA and Company shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture, or agency. Neither POLA nor Company shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.17	Waiver. No provision of the Agreement shall be waived by any act, om1ss10n, or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. Such waiver shall not be deemed a waiver of any other right hereunder or of any other breach or failure by a Party whether of similar nature or otherwise.

15.18	Entire Agreement. This Agreement constitutes the entire understanding between the Parties and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing.

15.19	Force Majeure. No liability hereunder will result to a Party by reason of delay in performance caused by force majeure that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

15.20	No Endorsement. By entering into this Agreement, POLA neither directly nor indirectly endorses any product or service provided, or to be provided by Company, whether directly or indirectly related to this Agreement. Company will not state or imply that this Agreement is an endorsement by POLA or its employees.

15.21	Proprietary Rights. Company will not, by performance under this Agreement, obtain any ownership interest in Patent Rights or any other proprietary rights or information of POLA, its officers, inventors, employees, students, or agents.

15:22	.Hcadings. The headings·ofthe se:ctions of this Agreement are.inserted forconve.nience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

FOR POLA PHARMA INC.	FOR SHUTTLE PHARMACEUTICALS, INC.

/s/ Norihiro Araki	/s/ Anatoly Dritschilo
Norihiro Araki	Anatoly Dritschilo, MD
President	CEO
POLA PHARMA INC.	Shuttle Pharmaceuticals, Inc.
8-9-5 Nishigotanda, Shinagawa-ku	1 Research Court, Ste. 450
Tokyo 141-0031, JAPAN	Rockville, MD 20850 USA

July 28, 2017	July 28, 2018
Date	Date

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SCllEDULE A:INVENTION &iPATENTRIGHTS

(1)	INVENTION

Doranidaozle means a 2-nitroimidazole derivative radiosensitizer compound described by the following chemical structure:

(±)-(2RS, 3SR)-3-[(2-nitro-imidazol-1-yl)-methoxy]butane-1,2,4-triol)

(2)	PATENT RIGHTS

US 8,030,338: “Method for producing 2-nitroimidazole derivatives”;

Application date: 10/21/1993; Status: Granted by U8PTO.

US 8,202,898: “Pharmaceutical composition”;

Application date: 04/16/2008; Status: Granted by USPTO.

US 8,258,165: “Pharmaceutical composition”;

Application date: 04/16/2008; Status: Granted by USPTO.

US 8,258,166: “Pharmaceutical composition”;

Application date: 04/16/2008; Status: Granted by USPTO.

US 8,420,687: ‘.’Pharmaceutical composition”;

Application date: 01/17/2008; Status: Granted by USPTO.

US 8,450,356: “Pharmaceutical composition”;

Application date: 01/17/2008; Status: Granted by USPTO.

US 8,541,459: “Phannaceutical composition”;

Application date: 01/17/2008; Status: Granted by USPTO.

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SCHEDULE B: COMPANY’S DEVELOPMENT PLAN

The following tasks will be performed by Company to advance development and commercialization ofDoranidazole in the U.S.:

1.	Company’s current Development Strategy :

Company intends to evaluate the use of Doranidazole for treatment of pancreatic, lung and liver cancers in combination with large fraction Stereotactic Body Radiation Therapy (“SBRT”), which is Radiation Therapy (“RT”) administered in large doses over a several day period as opposed to conventional RT, which is generally administered in small daily doses over an extended period of several weeks.

Company proposes to perform clinical studies in the U.S., with the ultimate goal of securing FDA approval for the use of Doranidazole in conjunction with SBRT for the treatment of inoperable pancreatic, advanced lung and unresectable liver cancers.

The initial clinical trials will be in locally advanced pancreatic cancer and the company will use licensed POLA intellectual property and drug formulation (2% concentration) to perform a Phase 1 Clinical Trial for safety and Maximum Tolerated Dose (“MTD”) determination in combination with SBRT radiation doses. The phase II trial will follow and a positive signal will permit expansion of phase II studies to lung cancer and liver cancer as projected in the milestone time line below. End points will include treatment tolerability, local tumor control and remission/survival.

2.	Milestones (to be updated/changed by the written agreement of the Parties)

A)	FIRST INDICATION -PANCREATIC CANCER

*Gap analysis to guide preparation of an IND application

*All projected dates for milestones are based on the expectation that there will be no rejection of IND-enabling data that has been provided to Company by POLA for inclusion in the IND application.

1)	Submission of IND Application: (6 months after contract execution) December, 2017

*Doranidazole (API) manufacture under U.S. FDA GMP (Good Manufacturing Practice), if needed

*Prepare SBRT plus Doranidazole clinical trial for pancreatic cancer

2)	Initiation of Phase 1 Clinical Trial of SBRT and Doranidazole:	September, 2018

3)	Completion of Phase 2 Clinical Trial:	June, 2019

4)	Initiation of Phase 2 Clinical Trial of SBRT and Doranidazole:	January, 2020

5)	End of Phase 2 Meeting with FDA:	December, 2022

6)	Initiation of Phase 3 Clinical Trial and Doranidazole:	June, 2023

8)	NDA Filing at completion of a randomized Phase 3 or Phase 3 if required by the FDA

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9)	Marketiiig Authorization Approval from FDA for .firsl iiidicatioll:	December, 2025

10)	Launch:	First Quarter, 2026

B)	SECOND INDICATION - LUNG CANCER

1)	Initiate Phase 2/3 Clinical Trials of SBRT and Doranidazole:	December, 2022

C)	THIRD INDICATION - LIVER CANCER

1)	Initiate Phase 2/3 Clinical Trial of SBRT and Doranidazole:	December, 2022

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(Timeline ofother milestone events of SECOND and THIRD INDICATION: TBD)

3.	Related Information

a)	Pre IND meeting with the FDA and JND Application Submission in the U.S.

●	Doranidazole (racemic fonn) will be proposed for the indication of pancreatic cancer, treated by Doranidazole and SBRT. We will address key issues, including Chemistry, Manufacturing, and Controls infonnation, non-clinical protocol data as summarized by POLA in published manuscripts. Clinical protocol and data summary will be reviewed to show clinical safety and efficacy from clinical trials. We will focus on survival results of patients treated for pancreatic cancer.

●	To determine feasibility of POLA’s Doranidazole as a hypoxic radiation sensitizer for pancreatic cancer in combination with SBRT, Shuttle will need the API manufactured to U.S. FDA standards and documentation in English for IND application. The need to manufacture API to U.S. FDA standards may delay the time table for this licensing agreement by up to 6 months.

●	The cost of preparing an IND application is estimated at approximately $175,000. The FDA will waive the application fee for the first human drug application that a small business or its affiliate submits for review (section 736(d) (1) (E) of the FD&C Act).

●	As a reference, the 2016 cost for a U.S. FDA New Drug Application (With Clinical Data) is $2,374,200. Shuttle has proposed waiver of some milestone payments for this first indication to accommodate these filing fees to be paid by Shuttle.

b)	Phase 1/2 Clinical Trial of Doranidazole and SBRT for Locally Advanced Pancreatic Cancer lnfonnal discussions with Contract Research Organization (“CRO”) representatives (Parexel International) at the FRAC Workshop at NIH suggest that the availability clinical safety data from clinical trials in Japan will allow for a more expedited clinical trial design to satisfy requirements of the U.S. FDA. Shuttle will prepare a Phase 1/2 Clinical Trial in patients with pancreatic cancers. If FDA approval is obtained by Shuttle for the initial clinical trial of Doranidazole in the U.S., this may save resources and time to launch.

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c)	Orphan Designation Application Shuttle will prepare and submit an Orphan Drug Designation (“ODD”) application for the use of Doranidazole and SBRT radiation in the treatment of unresectable pancreatic cancer offers the potential for “Orphan Disease Designation”. Since the patent for Doranidazole was filed in 2008, leaving 12 years of patent life, benefits include additional U.S. FDA, marketing protection for 7 years after NDA approval and investment tax credits for partial recovery of clinical trial costs (50%) to help extend IP protection.

d)	Shuttle Phannaceuticals, Inc. Series A Capital Raise

●	Shuttle has embarked on a Series A capital raise and can eannark up to $8 M for use to perform the Phase I/II clinical trial for Doranidazole with SBRT in pancreatic cancer.

●	To enable Shuttle Pharmaceuticals to effectively raise capital for Doranidazole clinical development, Shuttle will need the signed licensing agreement and permission from POLA administration to include Pola data in our business plan, and to issue a joint press release announcing reaching an agreement on the licensing document.

e)	Non-financial considerations

●	Shuttle will provide the clinical expertise for Doranidazole’s development. We can provide access to clinicians with special interest in CyberK.nife stereotactic body radiation therapy (SBRT) for performing clinical trials. The Shuttle clinical team has substantial experience with radiation sensitizers and clinical trials. POLA’s assistance will be needed to understand the chemistry, IND enabling and clinical data obtained to date.

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SCHEDULED: Conipany’s developnienfinitiated prior to Effective Date

1.	Ropidoxuridine (IPdR/IUdR)

●	Phase I clinical trial of ropicloxuricline ancl rarliation is in progress, supported by an NIH/NCI contract.

●	Phases II and III clinical trials will follow after completion ofIPO.

●	Formulation discovery work is in progress to enhance bioavailability of IPdR and IUdR.

2.	HDAC Inhibitor/ ATM Activator

●	Platform technology for drug discovery has identified ATM/HDAC molecules for preclinical development as cancer radiation sensitizers and normal tissue radiation protectors for various solid tumors and hematologic malignancies.

●	Class II HDAC inhibitors are under development for use in immune modulation of cancers for treatment in combination with radiation therapy.

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SCHEDULE E: POLA’s Overseas Travel Expenses Regulation

Travel Expenses to be compensated by Shuttle:

Round trip air fare between Japan and the destination airport (by premium economy class)

Local (surface) transportation fee (actual amount) Lodging expense (at 4-star hotels or above class) Meal expense (actual amount)

Other out-of-pocket expenses

Per diem (ordinary employee: JPY6,000/day, manager/director: JPY6,500/day

Shuttle shall pay for the total of the above fees upon receipt of evidence of expenses from POLA

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